UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 25, 2013

Gramercy Property Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32248	06-1722127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 Lexington Avenue New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

(212) 297-1000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.08	Shareholder Director Nominations.

On April 25, 2013, the board of directors of Gramercy Property Trust Inc., a Maryland corporation (the “Company”), determined that the 2013 annual meeting of common stockholders of the Company will be held on June 25, 2013 (the “Annual Meeting”). Please note, the date of the Annual Meeting has changed by more than 30 days from the anniversary of the Company’s 2012 annual meeting of common stockholders.

Accordingly, the deadline for receipt of stockholder director nominations has been set at May 10, 2013. In order for a stockholder director nomination to be considered timely, it must be received at the Company’s principal executive offices at 420 Lexington Avenue, New York, NY 10170 (the “Executive Offices”) by May 10, 2013 and be directed to the attention of the Corporate Secretary.

Item 8.01	Other Events.

In accordance with Rule 14a-5(f) and Rule 14a-8(e) under the Securities Exchange Act of 1934, as amended, the deadline for receipt of stockholder proposals for inclusion in the Company’s proxy statement for the Annual Meeting pursuant to Rule 14a-8 has been set at May 10, 2013. In order for a proposal under Rule 14a-8 to be considered timely, it must be received by the Company at the Executive Offices by May 10, 2013 and be directed to the attention of the Corporate Secretary.

Also, pursuant to the terms and conditions of the Company’s Bylaws, in order for a stockholder proposal made outside of Rule 14a-8 to be considered timely, the proposal must be received by the Company at the Executive Offices no later than May 20, 2013, which, in accordance with the Company’s Bylaws, is 20 days following the public announcement of the date of the Annual Meeting. Such proposals should also be directed to the attention of the Corporate Secretary.

In addition, a special meeting of the holders of the 8.125% Series A Cumulative Redeemable Preferred Stock of the Company (the “Series A Preferred Stock”) has also been scheduled for June 25, 2013 (the “Special Meeting”) for the purpose of electing a director. In order for a director nomination proposal by a holder of Series A Preferred Stock to be considered timely, the proposal must be received by the Company at the Executive Offices no later than May 10, 2013, which, in accordance with the Company’s Bylaws, is ten days following the public announcement of the date of the Special Meeting. Such proposals should also be directed to the attention of the Corporate Secretary.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2013	GRAMERCY PROPERTY TRUST INC.

	By:	/s/ Jon W. Clark
	Name:	Jon W. Clark
	Title:	Chief Financial Officer